Exhibit 5.1

March 23, 2026

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

We have acted as counsel to Imunon, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $17,000,000 (the “Shares”), to be issued from time to time, pursuant to the Registration Statement on Form S-3 (File No. 333-279425) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 15, 2024 (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), and the prospectus supplements, dated September 3, 2024, July 22, 2025, and March 23, 2026 (together, the “Prospectus Supplements” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the Securities Act. The Shares are to be offered and sold by the Company in accordance with that certain At the Market Offering Agreement, dated as of May 25, 2022, as amended by Amendment No. 1 to At the Market Offering Agreement, dated as of May 15, 2024, by and between the Company and H.C. Wainwright & Co., LLC (as amended, the “Sales Agreement”), as described in the Prospectus.

In rendering this opinion, we have examined copies of (a) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each in the form filed as exhibits with the Commission, (b) the Registration Statement, (c) the Prospectus, (d) the Sales Agreement, and (e) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company as to the Sales Agreement) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Sales Agreement have been duly authorized for issuance, and upon the issuance and delivery of the Shares against payment of the consideration therefor (not less than par value) in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP